Press Release	Exhibit 99.1.
Roberts Realty Investors, Inc. Provides Updated Shareholder Guidance
 Thursday, January 24, 5:01 pm ET
ATLANTA, Jan. 24 — Roberts Realty Investors, Inc. (Amex: RPI) announces it intends to sell its 403-unit Addison Place apartment community located in the City of Johns Creek, one of the most affluent markets in Atlanta. Addison Place consists of 118 two and three bedroom townhomes that were completed in 1999 and 285 garden apartments completed in 2001, with an average unit size of 1,457 square feet. Addison Place is an example of smart growth development where its residents can live and shop all within easy walking distance of their apartment homes. The 50-acre community is in an area where future apartment development will be very difficult due to extremely high land prices and neighborhood opposition to multifamily housing. The company originally purchased the land in 1998 and, using the services of its non-owned affiliates, Roberts Properties, Inc. and Roberts Properties Construction, Inc., designed, developed and constructed Addison Place.
Mr. Charles S. Roberts, the company’s CEO, stated: “We expect the sale of Addison Place to create significant shareholder value and to mark the accumulation of several years of hard work, attention to detail, and strict adherence to our business plan. We believe this sale, like our other property sales in prior years, will validate and confirm our investment strategy of developing, constructing, and owning real estate assets of the highest quality and value in excellent, high-growth neighborhoods.”
Historically, the company has sold its apartment communities after owning and managing them for approximately 8 to 10 years in order to maximize shareholder value. Based on this strategy, the company expected to continue to own and manage Addison Place until at least 2009. However, the severe slowdown in the single family housing market along with the slowing economy and the credit crunch has significantly benefited the apartment market. As a result, apartment rents and values have risen and the company believes it is the right time to sell Addison Place.
Mr. Roberts added: “We believe our stock price does not reflect the true market value of our real estate assets or the price we believe our properties would be worth if we sold them individually. We believe that selling Addison Place at this time is the best way to maximize value for our shareholders.”
The company expects to close the sale of Addison Place by June 30, 2008. Upon closing the sale and prior to December 31, 2008, the company expects to make a distribution of at least $2.50 per share to its shareholders.
Forward Looking Statements
Some of the statements made in this press release may constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with the following: Roberts Realty may not be able to sell Addison Place as soon as it expects; the terms of the sale may not be as favorable as it expects; and, the ultimate amount of the resulting distribution to shareholders will depend on the actual sales price, the timing of the sale, and certain tax calculations. For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent annual report on Form 10-K entitled “Risk Factors”.